Exhibit 10(b)

                      EMPLOYMENT AGREEMENT

     AGREEMENT, dated as of the 31st of August, 1996, between Andal Corp. (the "Company"), a New York corporation, and Peter D.
Flood (the "Executive").

                      W I T N E S S E T H:

     WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth in this Agreement and the Executive is willing to accept employment with the Company on such terms and conditions; now, therefore,

     IN CONSIDERATION of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.  TERM OF EMPLOYMENT.

     The Company will employ the Executive, and the Executive hereby accepts employment by the Company, on the terms and conditions contained in this Agreement for the period commencing upon the date of this Agreement and ending September 30, 2001 (the "Initial Term"). The term of the Executive's employment under this Agreement (the "Term") will continue thereafter year to year (each extended year-term, an "Extended Term"), unless either party gives to the other notice at least ninety (90) days prior to end of the Initial Term (or, if this Agreement is extended past the Initial Term, the end of any Extended Term) of such party's intention to terminate this Agreement as of the end of such Term or Extended Term.

In no event will any Extended Term extend beyond the end of the year next following the Executive's 70th birthday (such September
30, 2013 being referred to in Section 5.1 as the "Retirement
Date").


SECTION 2.  DUTIES.

     2.1 During the Term, the Executive shall serve as the Company's Chief Executive Officer, with such additions to the scope of the duties of his employment within the Company's field of operations or those of the Company's subsidiaries or affiliated corporations as the Board of Directors of the Company shall determine.

     2.2 If elected by the Board, the Executive agrees to serve as Chairman of the Board of Directors of the Company and as President of Andal.

     2.3 The Executive shall devote his time, energy and skill during regular business hours to the affairs of the Company and its subsidiaries and affiliated corporations and to the promotion of their interests, provided that the Executive may serve as a director of such business and not-for-profit corporations as the Board of Directors shall consider not materially adverse to the interests of the Company.


SECTION 3.  CURRENT COMPENSATION.

     3.1 Signing Bonus. Upon signing the Agreement, the Company shall become immediately obligated to pay to the Executive a bonus of $250,000 of which $50,000 (each payment, a "Bonus
Payment," and collectively, the "Bonus Payments") shall be paid within ninety days of the date of this Agreement and the remainder as soon












as possible thereafter. The Company may defer such payment until such time as the Board of Directors determines that the Company's cash flow is sufficient to make such payment.

     3.2 Base Compensation. During the Term, the Company shall cause its principal subsidiary, Multi-Arc Inc. ("MAI"), to pay the Executive a base salary of $250,000 per year, payable in equal installments in accordance with the Company's normal practices for payment of executives. It is understood that the aforementioned Base Salary of $250,000 is a minimum annual Base Salary and is subject to such additional compensation and increases as the Board of Directors, in its sole discretion, may award; provided, however, that nothing contained herein shall be deemed to create any obligation on the part of the Board of Directors to exercise its discretion in favor of any such increase in Base Salary or to constitute a representation that any such increase will be awarded.

     3.3 Incentive Compensation. (i) With respect to each quarter ending December 31, March 31, June 30 and September 30 during the Term (four consecutive quarters, beginning on October 1 and ending on September 30, an "Employment Term Year"), the first quarter year beginning October 1, 1996, the Company shall cause MAI to pay to the Executive additional compensation in cash in an amount equal to the sum of 5.0% of Net Income (as defined in subsection (ii) below) of MAI, payable not later than ninety days after the end of each quarter.

               (ii) "Net Income" for any fiscal quarter of MAI shall mean the consolidated net income (or loss) before provision for federal, state or local income

















taxes (but after any provision for franchise taxes other than franchise taxes relating to income) of MAI during such quarter determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that in calculating Net Income, accounts payable as Incentive Compensation pursuant to this Section 3.3. shall be disregarded (and accordingly, the amounts thereof shall not be deducted). In addition, in calculating Net Income, the aggregate amounts of all net losses, if any, from all prior quarters during the same Employment Term Year shall be deducted. If at the end of any such Employment Term Year the Company has experienced a net loss for such year, the aggregate amount of any Incentive Compensation paid to the Executive pursuant to this Section 3.3 during such year shall be deducted from, and only to the extent of, future Incentive Compensation payments.

               (iii) If the Executive is employed under this Agreement during any quarter year for less than three months, by reason of termination pursuant to any provision of Section 5 hereof other than termination for cause, the Company shall pay to the Executive (or, in the event of his death, to his estate) Incentive Compensation for the quarter year during which such termination occurs and the succeeding two quarter years.

     3.4  Stock Rights.

          a. On the date of this Agreement, Andal shall cause 7,500 shares of its restricted common stock to be issued to the Executive without any required payment therefor. Executive agrees that such shares are being acquired for investment

















purposes only and not for distribution. With the issuance of these shares, the Phantom Stock Right provision of the Executive's Employment Agreement dated January 1, 1991 and subsequently amended will be canceled.

          b. The term "Common Stock" as used in this Section 3.4 means the shares of the common stock of Andal Corp., as constituted on the date of this Agreement and any other shares into which such common stock shall thereafter be changed by reason of recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

     3.5 Reimbursement for Expenses. During the Term, the Company will further reimburse the Executive for all documented expenses properly incurred by the Executive in the performance of the Executive's duties under this Agreement. In addition, the Company shall pay to the Executive a monthly car allowance of not more than $500 per month in lieu of providing a company-leased automobile.

     3.6 Other Benefits. In addition to the benefits specified in Sections 3.1 through 3.5, during the Term the Executive will be entitled to participate in any present and future life, disability or health insurance, pension or retirement plan, adopted by the Company for the general and overall benefit of principal executives of the Company. The Board of Directors may, in its absolute discretion determine to provide greater or different benefits than required hereby to the Executive. Executive acknowledges that his incentive compensation and other entitlements hereunder shall be in lieu of any right he might otherwise have to participate in any profit-sharing or employee stock membership plan or other compensation or incentive plan of the
















Company or MAI. Notwithstanding the foregoing, in the event the Company adopts a new stock option plan, Executive will be a participant subject to the discretion of the Board of Directors.



SECTION 4.  NONASSIGNABILITY OF BENEFITS.

     No benefit under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer or assignment by the Executive, his beneficiaries or his estate, nor shall any benefit in any manner be liable for or subject to attachments or legal process for or against the Executive, his beneficiaries or his estate.


SECTION 5.  TERMINATION OF AGREEMENT.

     5.1 Termination Generally. The Term, and all liabilities and obligations of the Company to the Executive under this Agreement, shall cease and terminate upon the earliest of the events specified below, provided that such termination shall not affect the right of the Executive or his estate or beneficiaries to receive any salary or bonus accrued but unpaid, and shall not affect any vested rights which the Executive may have at the time of his death pursuant to any insurance or other death benefit plans or any other plans, policies or arrangements of the Company or any of its subsidiaries or affiliated corporations. The dates and events upon which such termination shall occur are:

          (a)  the disability of the Executive; or

          (b)  the death of the Executive, subject to
Section 5.3; or














          (c)  the occurrence of the Retirement Date described in
Section 1.0; or

          (d)  termination for cause as described in Section 5.2

     For purposes of this Agreement, "disability" shall mean the inability of the Executive to perform his duties hereunder for a period of six (6) consecutive calendar months, or an aggregate of eight (8) calendar months in any twelve (12) month-period, by virtue of illness or physical or mental incapacity or disability (from any cause or causes whatsoever) in substantially the manner and to the extent required hereunder, as determined by the Board of Directors of the Company in its reasonable discretion.

     5.2 Termination for Cause. The Company may terminate Executive's employment, immediately and without notice, for cause, in which event after the date of termination no further Base Compensation or Incentive Compensation shall be payable to Executive. The term "cause" shall mean (i) a material breach by Executive of the provisions of Sections 6, 7, 8 or 9 of this Agreement, (ii) repeated acts of dishonesty, (iii) breach of trust or other action by which Executive obtains personal gain at the expense of or to the detriment of the Company, (iv) repeated failure to perform customary duties of his position following notice from the Board (with Executive not participating or voting if Executive is a director) or (v) conviction of Executive of any felony or any other crime relating to the performance of his duties.

     5.3 Death or Disability. If the Executive dies or is disabled during the Term, the Executive's estate or the Executive, as the case may be, shall be entitled to














receive the base compensation provided in Section 3.2 for the calendar quarter during which death or disability occurs and the succeeding two calendar quarters.


SECTION 6.  ASSIGNMENT AND DISCLOSURE OF INVENTIONS.

     6.1 For purposes of this Agreement, the term "Restricted Inventions" means all inventions, discoveries, improvements or modifications to inventions or discoveries, whether patentable or not, which are conceived of, reduced to practice, or both conceived of and reduced to practice, by the Executive at any time during the Restricted Period and which are used or useful by the Company in any of its lines of business.

     6.2 The Executive will disclose any Restricted Invention promptly to the Company and the Executive hereby assigns the Company all rights to any Restricted Invention. The Executive will sign all documents necessary for the Company to apply for and obtain domestic and foreign patents for Restricted Inven-tions. The obligations of the Executive to sign such documents will continue beyond the Restricted Period with respect to Restricted Inventions, discoveries and improvements, whether patentable or not, conceived or made by the Executive during the Restricted Period.


SECTION 7.  AVOIDANCE OF CONFLICT OF INTEREST.

     While employed by the Company, Executive will not engage in any other business activity which conflicts with Executive's duties to the Company. Under no circumstances will Executive be employed by, be a consultant to or otherwise act on















behalf of any competitor or have any financial interest in any competitor of the Company; provided, however, that this Agreement does not prohibit investment of a reasonable part of Executive's assets in the stock or securities of any competitor whose stock or securities are publicly traded.


SECTION 8.  CONFIDENTIALITY.

     8.1 Executive recognizes and acknowledges that the systems and software which the Company owns, plans or develops, or acquires from third parties, whether for its own use or for use by its clients, are developed as a result of an expenditure of time and expense, are confidential in nature and are the trade secrets, proprietary to and the property of the Company. Executive further recognizes and acknowledges that in order to enable the Company to perform services for its clients, such clients may furnish to the Company confidential information concerning their business affairs, property, methods of operation, lists of customers and customer information or other data and that the good will afforded to the Company depends upon, among other things, the Company and its Executives keeping such services and information confidential.

     8.2 For the purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company including but not limited to computer software programs. Examples are the specialized information and technology relating to the Company's business. "Confidential Information" is any data

















or information, other than Trade Secrets, that is competitively sensitive, and not generally known to the public, including but not limited to the Company's customer lists, prospect lists, trading manuals, product development plans, marketing strategies and internal performance statistics.

     8.3 Executive shall not, for the duration of this Agreement, nor any time thereafter, without the prior written consent of the Company, disclose any trade secret or confidential information of the Company or its clients to its clients or any third parties, or, permit or cause any person or organization:

          (a) to copy or duplicate any physical form of the Company's secrets or confidential information to or from any medium except for archival, security or other regular business purposes; or

          (b) create or recreate, or attempt to create or recreate, the source programs, object code or any other aspect of the Trade Secrets or Confidential Information of the Company, in all or in part; or

          (c) to place such trade secrets into the public domain.

     8.4 Executive shall limit access to all media containing the Company's and or its clients' Trade Secrets or Confidential Information to its employees and agents necessary to permit Executive to perform tasks require pursuant to this Agreement. Executive further agrees to store all media and documentation upon which the Company's and or its clients' trade secrets and confidential information are recorded in a secure place, except when being used, and will exercise all other reasonable precautions to prevent unauthorized access, whether direct or indirect. Executive shall














not disclose, transfer, use, copy or allow access to any such trade secrets or confidential information to any employees or third parties.

     8.5 Upon the request of the Company and, in any event, upon the termination of Executive's employment, Executive will leave with the Company and or its clients' all computer programs, documentations, code, memoranda, notes, records, drawings, manuals, flow charts, or other documents pertaining to the Company's business or Executive's employment (including all copies thereof). Executive will also leave with the Company and or its clients all materials involving any Trade Secrets or Confidential Information of the Company or the Company's clients.

     8.6 During the course of employment, Executive agrees to treat all Trade Secrets and Confidential Information of the Company and its clients as confidential and to take all necessary precautions against disclosure of such information to third parties during and after the term of this Agreement.


SECTION 9.  RESTRICTIONS ON COMPETITION AND SOLICITATION.

     9.1 Executive recognizes that the scope of the Company's business is international in scope and not just limited to any single state or region of the United States. Executive covenants and agrees that from the date hereof and for a period of two (2) years after termination of this Agreement, he will not engage in any business, whether as officer, director, consultant, partner, guarantor, principal, agent, employee, advisor or in any other manner, which competes with the business of the Company as it is engaged in at the time of the termination of this Agreement, unless at the time

of such termination or thereafter during the non-competition period the Company ceases to be engaged in such activity.

     9.2 Executive further agrees that, during the term of this Agreement, and for a period of two (2) years thereafter, Executive shall not attempt to sell any competing goods or services to any client to whom the Company introduces Executive, nor shall Executive do any work for or contract with any client or customer to whom the Company introduces Executive.

     9.3 During employment with the Company, and for a period of 2 years thereafter, Executive will not solicit, entice or persuade any other Executive of the Company or the Company's clients to leave the services of their Company for any reason.

     9.4 Executive agrees that the foregoing restrictions are fair and reasonable considering the scope of Executive's employ-ment, salary and benefits provided by the Company and Executive further agrees that such restrictions will not unduly restrict or prohibit Executive from obtaining gainful employment in his or her chosen profession.

     9.5 The Company recognizes that the scope of this Section 9 may prevent Executive from obtaining comparable employment during the two (2) year period and, therefore, agrees to pay to Executive during such two (2) year period the Base Compensation reduced by any earned income from other sources received by Executive.




















SECTION 10.  INJUNCTIVE RELIEF.

     Executive acknowledges that disclosure of any Trade Secrets or disclosure of any Confidential Information or any breach of any restrictive agreements contained herein will give rise to irreparable injury to Employer or clients of the Company. The damage done to the Company will be difficult to ascertain and the Company will be inadequately compensated in damages. Accordingly, the Company may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. The Executive further acknowledges and agrees that covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.


SECTION 11.  SEVERABILITY.

     If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.























SECTION 12.  SUCCESSORS AND ASSIGNS.

     This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and shall be binding upon and inure to the benefit of the Executive and his heirs, executors, administrators, legal representatives and assigns.


SECTION 13.  NOTICES.

     All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if mailed by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

          (a)  to the Executive:

               Peter D. Flood
               12 Washington Valley Road
               Morristown, New Jersey  07930

          (b)  to the Company:

               Chief Financial Officer
               Multi-Arc Inc.
               200 Roundhill  Drive
               Rockaway, NJ  07866

Either party by notice in writing mailed to the other as here-under provided may change the address to which future notices to such party shall be mailed.


SECTION 14.  OTHER MATTERS.

     Andal acknowledges that upon reduction of the total Fleet Assigned debt to $1,500,000 owed to all holders thereof, the Executive and Andal agree that in all events $96,000 shall be owed by Andal to the Executive which shall be paid, together








with interest at the rate of 8% per annum, as soon as the cash flow of Andal, in the reasonable discretion of the Board of Directors, shall permit, but not later than thirty (30) days after the Executive's termination of employment. In the event that the cash flow of Andal prohibits payment of any amounts due Executive under this Section 14 or under Section 3 hereof, Andal agrees to use commercially reasonable efforts to obtain the cash necessary to satisfy such obligations.


SECTION 15.  MISCELLANEOUS.

     This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of New Jersey, without reference to principles of conflicts of law. This Agreement embodies the entire agreement and understanding between the Company and the Executive and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may not be modified or amended or any term or provision thereof waived or discharged except in writing signed by the party against whom such amendment, modification, waiver or discharge is sought to be enforced. The headings of this Agreement are for the purpose of reference only and shall not limit or otherwise affect the meaning thereof.























     IN WITNESS WHEREOF, the parties
hereto have executed and delivered this Agreement as of the day and year first above written.


                           ANDAL CORP.


                           ANDREW J. FRANKEL
                        By:______________________________________
                           Andrew J. Frankel, Chairman of the Board


                           PETER D. FLOOD
                           ______________________________________
                           Peter D. Flood




































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